UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

VELODYNE LIDAR, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Velodyne Lidar, Inc.

5521 Hellyer Avenue

San Jose, CA 95138

SUPPLEMENTAL MATERIAL TO PROXY STATEMENT

FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 16, 2022

This Proxy Statement Supplement dated June 15, 2022 (this “Supplement”) provides updated information with respect to the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Velodyne Lidar, Inc., a Delaware corporation (the “Company” or “Velodyne Lidar”) to be held on June 16, 2022.

Withdrawal of Director Nominee

On June 14, 2022, Ms. Helen Pan informed the Company that she will be unable to serve on our Board of Directors (the “Board”), and accordingly Ms. Pan will not stand for election at the Annual Meeting. As a result, Ms. Pan’s name has been withdrawn from nomination for election to serve as a Class II director. Ms. Pan’s decision is not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The Board reduced its size to seven members and the number of Class II directors to two. As a result, the Board has determined that no other nominee for election at the Annual Meeting will be named in place of Ms. Pan. The remaining nominees named in the Proxy Statement to serve on the Board as a Class II director will continue to stand for election at the Annual Meeting.

Voting Matters

If you have already voted, you do not need to take any action unless you wish to change your vote. Notwithstanding Ms. Pan’s withdrawal as a nominee for election to the Board, the Notice of Internet Availability and the WHITE Proxy Card and WHITE Voting Instruction Form distributed with the Proxy Statement remain valid; however, any votes that are submitted with instructions to vote for Ms. Pan will be disregarded and will not be counted. If you have already submitted your proxy or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already submitted by stockholders will remain valid and will be voted at the Annual Meeting, unless revoked. If you have not yet submitted your proxy or submitted your voting instructions, please disregard Ms. Pan’s name as a nominee for election as a director. None of the other items to be acted upon at the Annual Meeting, which are described in the Proxy Statement, are affected by this Supplement, and shares represented by proxy cards returned before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the form.

Please refer to the Proxy Statement for instructions on how to submit your vote, or how you may change your vote if you have already voted.

Important Information

The Company has filed the definitive Proxy Statement with the Securities and Exchange Commission and has furnished to its stockholders the Proxy Statement in connection with the solicitation of proxies for the Annual Meeting. The Company advises its stockholders to read the Proxy Statement relating to the Annual Meeting, as amended and supplemented by this Supplement, because it contains important information.

Except as specifically amended or supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in voting your shares. Where information in the Proxy Statement is described as current as of a certain date, it remains current only as of such date, except as specifically amended or supplemented by the information set forth in this Supplement.